621 SEVENTEENTH STREET SUITE 1550 DENVER, COLORADO 80293	TELEPHONE (303) 623-9147 FAX (303) 623-4258

EXHIBIT 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-1 of Ute Energy Upstream Holdings LLC and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our report setting forth the estimates of reserves and revenues from Ute Energy Upstream Holdings LLC as of December 31, 2010. We also consent to the inclusion of our report dated of December 31, 2010 as an appendix to the prospectus included in such registration statement.

We further consent to the reference to this firm under heading “EXPERTS”.

Very truly yours,

/s/ Ryder Scott Company, L.P.

Ryder Scott Company, L.P.

February 8, 2012

Denver, CO